PRICING SUPPLEMENT NO. 16                             Rule 424(b)(2)
TRADE DATE  February 8, 1999                          Registration No. 333-69065
(To Prospectus Supplement dated on January 5, 1999
including the Prospectus dated December 28, 1998      CUSIP Number: 89350LJJ2

                                 $4,000,000.00
                        TRANSAMERICA FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES F
                    Due 9 Months or more from Date of Issue

Floating Rate Note (X)                       Fixed Rate Note ( )
Senior Medium-Term Note (X)                  Subordinated Medium-Term Note ( )

Principal Amount:      $150,000,000.00       Issue Price:   100%
Original Issue Date:   February 11, 1999     Specified Currency:  U.S. Dollars
Interest Accrual Date: February 11, 1999     Maturity Date:  February 11, 2000
Redemption Date(s):  None                    New        Notice of
                                             Maturity   Renewal
                                             Date(s):   Date(s):
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                    Interest Payment Period:
                                                 Quarterly
Repayment Price(s):  N/A                     Interest Payment Dates:
                                                 11th of each February, May,
                                                 August and November
Original Issue Discount                          (or modified following business
Note:  ( ) Yes     (X) No                        day)
Total Amount of OID:          N/A
Yield to Maturity:            N/A
Initial Accrual Period OID:   N/A            Global Security: (X) Yes  ( )
Method Used to Determine                     Exchange Rate Agent:   N/A
Yield to Maturity and Initial                Historical Exchange Rate:  N/A
Accrual Period OID:           N/A

(Only applicable to Floating Rate Notes):    Spread (plus or minus):  +.05
     Initial Interest Rate:   5.05           Spread Multiplier:       N/A
     Index Maturity:          3 Month        Maximum Interest Rate:   N/A
     Base Rate(s):            LIBOR          Minimum Interest Rate:   N/A
          If LIBOR, Designated LIBOR Page:   Calculation Rate Agent:  Bank of
          ( ) LIBOR Reuters                                           Montreal
          (X) LIBOR Telerate page 3750       Name of Agent:  First Chicago
                                                             Capital Markets,
Index Currency:  U.S. Dollars                                Inc.
Interest Reset Period: Quarterly             Agent's Discount or
Interest Reset Dates:  Same as interest      Commission:         $    225,000.00
                         payment dates       Net Proceeds to Co: $149,775,000.00

(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount ( ) _____% of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.